Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Michael Matte
954-375-3513
CyberGuard Announces First Quarter Fiscal Year 2006 Results
Record First Quarter Revenues of $17.4 Million Represent 11.2 Percent Increase Year Over Year
Pro forma EPS of $0.08 more than double year over year
Boca Raton, Fla., October 31, 2005. CyberGuard Corporation (NASDAQ: CGFW), a global provider of security solutions that protect the critical components of the largest and most complex information networks for Global 2000 enterprises and government organizations, today reported revenues of $17.4 million for the quarter ended September 30, 2005. This represents an increase of $1.8 million, or 11.2 percent, over revenues of $15.6 million for the quarter ended September 30, 2004, and is the thirteenth consecutive quarter of sequential revenue growth for the Company.
On a GAAP basis the Company reported net income of $341,000 for the first quarter of fiscal year 2006 or $0.01 earnings per diluted share to common stock shareholders. That compares to net loss of $59,000 for the same quarter a year earlier or $0.00 earnings per diluted share.
On a non-GAAP or pro forma basis (exclusive of acquisition-related costs and option expense) net income for the first quarter of fiscal year 2006 was $2.5 million compared to $1.0 million for the first quarter of the fiscal year ending September 30, 2004. On a pro forma basis, the net income to common stock shareholders for the first quarter of fiscal year 2006 was $0.08 per diluted share compared to $0.03 per diluted share for the quarter ending September 30, 2004.
“By any measure, the first quarter of FY ’06 was an outstanding quarter for CyberGuard,” said CyberGuard chairman and CEO, Pat Clawson. “Revenues were at record levels, and, through a combination of improved operating efficiencies and our ability to fully leverage previous acquisitions, we were able to post exceptionally strong results.”
“Most importantly, however, is that, despite the inevitable uncertainty surrounding the pending acquisition by Secure Computing, buying behavior remained largely unaffected. This is a strong endorsement of our products and a tribute to the faith our customers have in our products. We did lose some business this quarter as a result of the announcement of the acquisition because some customers decided to postpone their buying decisions. This was more than offset, however, by strong demand from other customers.”
Clawson added that CyberGuard’s services revenue doubled from last year’s levels and that the Company has also seen a 100 percent increase in its SG Appliance revenue from Q4 ’05 levels.
     New Business Highlights:
•	CyberGuard was notified by the U.S. Veteran’s Administration that our Webwasher 1000 product has been selected to provide content security management as part of a major $10M IT upgrade. This award is expected to be worth approximately $2.3M to CyberGuard over the life of the contract.
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•	In Q1 CyberGuard sold to over 140 customers in central Europe with more than half of these being new customers. Of particular note were Webwasher wins with Wincor Nixdorf and the German Army, and the signing of an agreement with PSP in Germany for the distribution of the SG Appliance family. PSP had been a Sonicwall distributor.

•	We continue to gain traction in the Middle East with Saudi Telecom choosing CyberGuard for a 15 site firewall implementation.

•	In Japan we made major inroads with Webwasher, resulting in major contracts in the energy sector and government.

•	For the fourth year in a row, we were selected as one of two approved firewall appliance vendors by the InfoComm Development Authority (IDA) of Singapore.

•	CyberGuard extended its reach to sub-Saharan Africa with the sale of a Webwasher license to MWEB, the area’s largest digital TV service provider.

•	In the UK we sold our firewall products to a large British service provider, the British government and a global financial services company based in the UK.

•	In Eastern Europe CyberGuard was awarded a 56 unit SG appliance contract with the Romanian National Environmental Agency.

•	We have regained momentum with OEM business, having received a major order in Q1 and completing the initial phase of our VoIP implementation for an important OEM customer. We also signed a new OEM Partner.
About CyberGuard Corporation
CyberGuard Corporation (NASDAQ:CGFW) is a global provider of security solutions that protect business-critical information assets at Global 2,000 organizations and government entities. The company’s firewall/VPN, TSP™, Global Command Center™ and Webwasher® product suites comprise a comprehensive, integrated security system, which offers highly adaptive, scalable solutions that intelligently guard against network intrusion and content-based vulnerabilities, detecting and eliminating security threats in real-time for performance optimization. CyberGuard has deployed more than 250,000 products in organizations around the world to maintain the health and integrity of their enterprises. Headquartered near Boca Raton, Florida, the company has branch offices and training centers around the globe and can be located on the World Wide Web at www.CyberGuard.com.
Forward-Looking Statements
Statements regarding estimates, expectations and future prospects contained in this press release are forward-looking statements. These statements are based upon assumptions and analyses made by the Company in light of current conditions, future developments, and other factors the Company believes are appropriate in the circumstances, or information obtained from third parties, and are subject to a number of assumptions, risks and uncertainties. Readers are cautioned that forward-looking statements are not guarantees and that actual results might differ materially from those suggested in the forward-looking statements. Some of the factors that might cause future actual events to differ from those predicted or assumed include: future advances in technologies and computer security; the Company’s history of losses; the Company’s ability to execute on its business
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plans and to integrate recent acquisitions; the Company’s dependence on outside parties such as its key customers and alliance partners; competition from major computer hardware, software, and networking companies; uncertainties in availability of expansion capital in the future and other risks associated with capital markets; overall network security spending; global economic conditions; and litigation against the Company. For a more complete discussion regarding forward-looking statements, the reader is referred to the Company’s periodic reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, including the Form 10-K for the fiscal year ended June 30, 2005, and other information filed with the Commission.
CyberGuard® and Webwasher® are registered trademarks and Total Stream Protection(TM) and Global Command Center(TM) are trademarks of CyberGuard Corporation. All other trademarks are property of their respective owners.
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(CyberGuard Announces First Quarter Fiscal Year 2006 Results	Page four)
CYBERGUARD CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	(Unaudited)
	September 30,	June 30,
	2005	2005
ASSETS
Cash and cash equivalents	$13,837	$15,003
Restricted cash	243	298
Accounts receivable, less allowance for uncollectible accounts of $1,391 at September 30, 2005 and $480 at June 30, 2005	20,251	19,456
Inventories, net	1,864	1,753
Other current assets	4,035	3,248

Total current assets	40,230	39,758

Property and equipment at cost, less accumulated depreciation of $5,904 at September 30, 2005 and $5,562 at June 30, 2005	3,225	3,366
Capitalized software, less accumulated amortization of $2,716 at September 30, 2005 and $2,547 at June 30, 2005	3,084	2,521
Intangible assets, less accumulated amortization of $7,696 at September 30, 2005 and $6,452 at June 30, 2005	19,072	20,316
Other assets	210	241
Goodwill	45,339	45,339
Deferred tax asset, net	3,864	3,864

Total assets	$115,024	$115,405

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$2,449	$3,769
Deferred revenue, current portion	16,954	16,500
Note payable	488	974
Accrued expenses and other liabilities	7,734	8,813

Total current liabilities	27,625	30,056

Deferred tax liability	5,755	5,755
Deferred revenue, less current portion	6,257	6,310

Total long-term liabilities	12,012	12,065

Total liabilities	39,637	42,121

Commitments and Contingencies	—	—

Shareholders’ equity
Preferred stock par value $0.01; authorized 5,000 shares; none issued	—	—
Common stock par value $0.01; authorized 50,000 shares; issued and outstanding 31,390 at September 30, 2005 and 31,082 at June 30, 2005	314	311
Additional paid-in capital	152,683	150,995
Accumulated deficit	(77,670)	(78,011)
Accumulated other comprehensive income	60	(11)

Total shareholders’ equity	75,387	73,284

Total liabilities and shareholders’ equity	$115,024	$115,405

(CyberGuard Announces First Quarter Fiscal Year 2006 Results	Page five)
CYBERGUARD CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended
	September 30, 2005			September 30, 2004
	GAAP	Proforma	Proforma	GAAP	Proforma	Proforma
	Presentation	Adjustments	Presentation	Presentation	Adjustments	Presentation
Revenues:
Products	$12,170	$—	$12,170	$12,475	$—	$12,475
Services	5,266	—	5,266	3,204	—	3,204

Total revenues	17,436	—	17,436	15,679	—	15,679
Cost of revenues:
Products	3,835	(508)[1]	3,327	4,155	(541)[1]	3,614
Services	1,332	—	1,332	996	—	996

Total cost of revenues	5,167	(508)	4,659	5,151	(541)	4,610

Gross profit	12,269	508	12,777	10,528	541	11,069

Operating expenses:
Research and development	2,146	—	2,146	2,589	—	2,589
Selling, general and administrative	9,639	(1,676)[2]	7,963	8,064	(538)[1]	7,526

Total operating expenses	11,785	(1,676)	10,109	10,653	(538)	10,115

Operating income / (loss)	484	2,184	2,668	(125)	1,079	954

Other income
Interest income, net	59	—	59	46	—	46
Other (expense) / income	(120)	—	(120)	8	—	8

Total other (expense) / income	(61)	—	(61)	54	—	54

Income / (loss) before income	423	2,184	2,607	(71)	1,079	1,008

Income tax (expense) / benefit	(82)	—	(82)	12	—	12

Net income / (loss)	$341	$2,184	$2,525	$(59)	$1,079	$1,020

Basic earnings per common share	$0.01		$0.08	$—		$0.03

Basic weighted average number of common shares outstanding	31,568		31,568	29,172		29,172

Diluted earnings per common share	$0.01		$0.08	$—		$0.03

Diluted weighted average number of common shares outstanding	33,491		33,491	29,172		32,028

Note 1 — The proforma adjustment relates to amortization of acquisition related intangible assets and costs.
Note 2 — The proforma adjustment relates to stock compensation expense in accordance with SFAS 123(R) and amortization of acquisition related intangible assets and costs.

(CyberGuard Announces First Quarter Fiscal Year 2006 Results	Page six)
CYBERGUARD CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Amounts in thousands)

	Three Months Ended
	September 30,	September 30,
	2005	2004
Cash flows from operating activities:
Net income / (loss)	$341	$(59)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	342	184
Amortization	1,414	1,178
Provision for inventory	—	127
Deferred tax benefit	—	(12)
Provision for uncollectible accounts receivable	808	348
Stock based compensation expense	964	126
Changes in assets and liabilities
Increase in accounts receivable	(1,603)	(2,140)
(Increase) / decrease in other current assets	(777)	8
Increase in inventories	(111)	(507)
Decrease / (increase) in other, net	21	(288)
Decrease in accounts payable	(1,320)	(239)
Increase / (decrease) in accrued expenses and other liabilities	(1,080)	1,287
Increase / (decrease) in deferred revenue	402	(128)

Net cash used in operating activities	(599)	(115)

Cash flows used in investing activities
Decrease / (increase) in restricted cash	55	(3)
Capitalized software costs	(732)	—
Purchase of property & equipment	(201)	(799)

Net cash used in investing activities	(878)	(802)

Cash flows provided by financing activities:

Proceeds from stock options exercised	529	52
Payment on note	(486)	—
Proceeds from warrants exercised	—	3,169
Proceeds from issuance of common stock in stock purchase plan	197	—

Net cash provided by financing activities	240	3,221

Effect of exchange rate changes on cash	71	(130)

Net (decrease) / increase in cash	(1,166)	2,174
Cash and cash equivalents at beginning of period	15,003	12,447

Cash and cash equivalents at end of period	$13,837	$14,621

Supplemental disclosure of cash flow information
Cash paid for interest	$12	$—

Cash paid for income taxes	$—	$—